Exhibit 99.1

PRESS RELEASE

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

TAMPA, Fla. – October 28, 2009 – Stem Cell Therapy International Inc. (OTC: SCII) released the following:

Dear Shareholders, Partners and Friends,

The past six weeks have been very exciting for management and our shareholders. After a period of uncertainty, Stem Cell Therapy (SCII) was able to facilitate a settlement in a lingering lawsuit with terms that were favorable for shareholders; and more importantly, this settlement freed us to move forward with our planned reorganization and stock purchase agreement with Histostem Korea.

With this agreement, we are essentially transforming SCII into a new company and moving to the forefront of the stem cell industry. This merger creates the first fully merged Pacific Rim stem cell company and cord blood repositories with a U.S. entity. In accordance with the terms and conditions of the Reorganization and Stock Purchase Agreement, Histostem will acquire a 60% controlling interest in the securities of SCII and SCII will acquire a 90% controlling interest in the securities of Histostem. The recently signed reorganization and stock purchase agreement has been greatly simplified with very few requirements and did not require a reverse split of the outstanding common shares. We have also obtained the necessary written consent forms from our shareholders to change the name of the Company to Amstem Corporation and increase the number of authorized shares to 500,000,000. These are the last two major obstacles for the completion of the merger between SCII and Histostem Korea.

The Company will initially consist of more than 50 full time employees in the United States and Korea. Histostem Korea is an established, profitable business with reported 2008 revenues of approximately $3,897,200 USD and positive cash flow from operations, based on Korean GAAP. Revenues are derived from Cord Blood Sales, Cord Blood Stem Cell Sales, and Cord Blood Multi-potent stem cell derived protein raw material sales, in addition to other services and products provided.

The Company has a three-pronged growth strategy that will leverage the diverse revenue streams provided by the merger, including:

1)	Cord Blood Bank: One of the world’s largest accredited cord blood banks serving medical researchers worldwide;

2)	Cosmetics: Market ready stem cell-based facial cream which we plan to launch in US and EU;

3)	Clinical Trials: A lab dedicated to the clinical development of stem cell therapies for the treatment of diseases such as Buerger’s, Alzheimer’s, Parkinson’s, ALS and Cirrhosis.

The Company will also look to accelerate its growth through the strategic acquisitions of companies that will enhance or compliment our current service or product offerings. Each component of the Company plays an important roll in the strategy of driving long term, sustainable value for our shareholders.

One of the Largest Public Stem Cell Banks in the World

Following the merger, SCII will own one of the largest stem cell banks in the world with more than 85,000 cord blood units available for research and the treatment of disease. As we are all aware, stem cells, which can grow and assimilate into any type of body tissue, could eventually provide a unique way to repair damaged or diseased tissue. Worldwide research on the use of stem cells for the treatment of many degenerative conditions continues to expand as researchers experience positive results. The ability to provide a viable supply of stem cells is a tremendous asset of increasing value.

In addition to opportunities in the international market, we believe the demand for stem cells in the domestic market is poised for growth following President Obama’s co-sponsorship of the Stem Cell Research Enhancement Act, which lifts previous restrictions on Federal funding for stem cell research. Separate from the funding issue is the regulation of embryonic stem cell research which is actively being considered by the U.S. Government. SCII’s stem cell lines fall outside of this regulation because the Company does not participate in cloning activities and does not engage in stem cell production, research or development in the United States.

Cosmetics To Provide Near-Term Revenue Growth

Histostem has developed and will soon begin marketing a stem cell based facial cream used to rejuvenate the skin. The international market opportunity is enormous. According to Skin Care Market Reports, beneficial beauty products or “cosmeceuticals” are estimated to be a $21 billion market by 2012. The cream is a unique product unlike anything on the market today. Its active ingredients include Human Stem Cell Conditioned Media (HSCM) which are proteins created during the culture of stem cells using a patented method. The stem cell cream helps recover the function of an individual’s own stem cells, vitalizing and returning elasticity to skin.

Securing broad and successful distribution for this product is a top priority. We are currently exploring partnership opportunities for the launch of the facial cream in the US and EU. It is our expectation that this product will provide significant near-term revenue growth for the Company.

Additionally, Histostem has a stem cell injection process for the treatment of hair loss which has patents pending in several countries. The Company also expects to begin the hair regeneration treatment protocols no later than the first quarter of 2010, in pursuit of both the Korean and US FDA. We expect that we will start to see revenue from this treatment during 2010.

Clinical Trials Underway

Some of the leading minds in the stem cell arena work at Histostem. Dr. Hoon Han, President and Founder of Histostem is recognized as a leader in the development of regenerative medicine. Much of the technology and research associated with stem cell therapy has been developed in Korea. Most notably the Company has done several emergency treatments on Diabetes, Liver Excrement, Cerebral disorders and Buerger’s disease with promising results and will be starting the development of protocols both independently and using various associations with Korean institutions approved by their Institution Review Board (“IRB”).

Our stem cell bank is an asset for clinical trials as it provides access to a wide variety of desirable genetic profiles. With the appropriate level of capital we expect to further our research efforts and make progress with existing and new clinical trials. We will leverage the expertise of SCII management who has a combined 30 years’ experience in international regulatory affairs. New and improved trials will be run in South Korea by SCII under strict guidance of the KFDA, and in adherence to ICH guidelines, as part of a 2-year plan to validate earlier, successful outcomes in Histostem trials.

This is truly a groundbreaking time for our company. In the next few months we will concentrate on completing this merger, securing the necessary investment capital and building an infrastructure to support our strategic initiatives, which will include opening offices in San Francisco, securing our key employees, executing necessary contracts and creating a distribution channel for our cosmetic products.

In an effort to give more information to our shareholders, we have started the construction of a new web site at AmStemInt.com. Although the web sight is still under construction, it will give our investors some historical information and some insight to work published by Dr. Han and a list of the significant patents and patents pending.

The combined company has the medical expertise, stem cell supply, technology and products to become a preeminent force in the markets of regenerative research, medicine and cosmetic treatment. We thank our shareholders for your support and look forward to keeping you up to date on our progress.

Sincerely,

David Stark, President & CEO

Stem Cell Therapy International

About Stem Cell Therapy International, Inc. Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com.

About Histostem Co. Ltd.: Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of six patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Investor relations

Institutional Marketing Services (IMS)

Jennifer Belodeau or John Nesbett

(203) 972-9200 or IR@amsteminc.com

Stem Cell Therapy International, Inc.

(813) 283-2556

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com